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                                                                    Exhibit 1(9)


                           INDEMNIFICATION AGREEMENT
                           -------------------------

 This is an Indemnification Agreement by and between The Lincoln National Life Insurance Company ("Lincoln Life"), on its own behalf and on behalf of Lincoln Life Flexible Premium Variable Life Account J ("Account J"); and Capital Research and Management Company ("CRMC"). The effective date of this Agreement is April 30, 1995.

                                   RECITALS
                                   --------

A. Lincoln Life is an Indiana Insurance Corporation with its Home Office at Fort Wayne, Indiana.

B. Account J is a separate account of Lincoln Life under Indiana Insurance Law, and is registered with the Securities and Exchange Commission, under the Investment Company Act of 1940, as a Unit Investment Trust (Registration No. 811-8410). The individual flexible premium variable life insurance policies (the "Policies") to be issued through Account J are registered under the Securities Act of 1933 (Registration No. 33-76434).

C. CRMC is a California General Business Corporation, with principal office at 333 South Hope Street, Los Angeles, California 90071, and is engaged in the business of providing investment-related services.

D. American Variable Insurance Series (the "Series") is a Massachusetts Business Trust and a registered investment company under the Investment Company Act of 1940 (Registration Nos. 2-86838; 811-3587), with principal offices at 333 South Hope Street, Los Angeles, California 90071.

E. Lincoln Life will utilize the Series as the underlying investment vehicle for purchase payments received under the Policies offered to the public through Account J, and, in so doing, will purchase shares of Series in connection with those Contracts.

F. CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and Series, will serve as Investment Adviser to Series, as the term "Investment Adviser" is defined in the Investment Company Act of 1940.

                                   AGREEMENT
                                   ---------

 NOW, THEREFORE, CRMC, for good and sufficient consideration, receipt of which is hereby acknowledged, agrees:

 1. To indemnify Lincoln Life and Account J for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation (including legal and other expenses) to which

                                      -1-
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    Lincoln Life and Account J may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by the Series or by CRMC, whether unintentional or in good faith or otherwise, to adequately diversify the various investment funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (including, but not by way of limitation, Final Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8728), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts. CRMC shall be entitled to rely upon the interpretation of such requirements by counsel to Lincoln Life when such an interpretation is requested by CRMC; and

2. To indemnify Lincoln Life and Account J for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation (including legal and other expenses except attorneys' fees) to which Lincoln Life and Account J may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by Series or by CRMC, whether unintentional or in good faith or otherwise, to supply Lincoln Life with information sufficient for Lincoln Life to accurately calculate its unit values as required by law and by the Account J Registration Statement.

 CRMC shall be given prompt written notice concerning any matter for which indemnification is afforded hereunder.

 CRMC shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of Lincoln Life, and/or Account J, the investigation and defense of any claim by a third party, and in such event, Lincoln Life and/or Account J shall cooperate in every way with CRMC.


                                      -2-
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IN WITNESS WHEREOF, the parties to this agreement have caused this Agreement to be duly executed and attested as follows:

                                             THE LINCOLN NATIONAL LIFE INSURANCE
                                             COMPANY, FOR ITSELF AND ON BEHALF
                                             OF SEPARATE ACCOUNT J

Attest:

/s/ Ronald L. Stopher                        By: /s/ Edward B. Martin
------------------------------                   ------------------------------
    Ronald L. Stopher                                Edward B. Martin


                                             CAPITAL RESEARCH AND MANAGEMENT
                                             COMPANY
Attest:

/s/ Michael Downer                           By: /s/ James F. Rothenberg
------------------------------                   -------------------------------
    Michael Downer